Exhibit 99.1

EXCERPTS FROM ANNUAL REPORT

Dear Fellow Shareholders

2010 was a landmark year for HBIO with the development of our new Regenerative Medicine Device business. 2010 was also a great year for our core Life Science Research Tools business with revenue growth of 26% and non-GAAP diluted earnings per share growth of 27%.

2010 MAJOR ACCOMPLISHMENTS:

•	We achieved revenue growth of 26% driven partially by the acquisition of Denville Scientific in 2009, expansion of our sales force and the introduction of several major new products.

•	We developed 3 novel Regenerative Medicine Device products which have already reached revenue stage.

•	We introduced two major new infusion pumps at Harvard Apparatus and a new line of spectrophotometers at Biochrom.

•	We identified a potentially significant growth opportunity for consumables associated with our regenerative medicine bioreactors for growing organs for human transplant.

•	We filed two major patents in the field of regenerative medicine, the first covering 61 claims for our stem cell therapy injectors and the second covering 338 claims for bioreactors for organ growth.

•	We continued the acquisition piece of our strategy with the acquisition of Coulbourn Instruments in August.

•	We repurchased the remainder of the shares in our stock purchase program, which when aggregated with prior years’ purchases totaled approximately 3.1 million HBIO shares.

We are very pleased with our accomplishments in 2010 and are excited about our future as we see continued strength in our core Life Science Research Tools business and the potential future growth opportunity as we enter the Regenerative Medicine Device market.

We remain committed to providing our customers the best solution and the best value, our employees a secure and positive future and our shareholders the maximum value.

As we head into 2011 we believe we are well positioned to do so.

OUR COMPANY

Tools to Advance Life Science Research and Regenerative Medicine

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized scientific products used to advance life science research. In 2009, we started developing new versions of our market leading research products for the emerging field of regenerative medicine. Regenerative medicine means using stem cells to repair damaged tissue in the body and also growing organs outside the body for transplant. The US Department of Health and Human Services states, “…the US market for regenerative medicine is estimated at $100 billion.” In early 2010 we launched our first regenerative medicine product, a bioreactor previously used to perform the world’s first human transplant of a tissue engineered bronchus. We believe that regenerative medicine represents a long-term growth opportunity for us.

In the thirteen years under our current management team, revenue has grown at a compound annual rate of approximately 18.8% and our non-GAAP adjusted operating income from continuing operations has grown at a compound annual growth rate of approximately 16.7%2. This is despite two major recessions during this period.

Our goal is to become a leading provider of tools for life science research and regenerative medicine. We focus on relatively low price point products to avoid the volatility of capital equipment. We also focus on strong brand names like Harvard Apparatus, Hoefer and Denville Scientific to help communicate the value of our products to our research customers.

Our growth strategy is to combine organic growth (driven by new product development and distribution channel expansion) with tuckunder acquisitions and operational improvements. We have acquired 21 companies since 1997. We believe that implementing this strategy will lead to growth in non-GAAP earnings per diluted share of 15-25% on average over the next three to five years.

We believe we have a strong balance sheet, a conservative approach to financing and the financial resources to implement this tuckunder acquisition strategy.

Both our company and our management team have a strong commitment to shareholder value creation. Our management team collectively holds approximately 19% of our outstanding shares. During 2010, we completed the second half of our $10 million share repurchase program under which we repurchased approximately 10.1% of the shares outstanding.

[2]

See the inside front cover of this annual report for a reconciliation of the thirteen-year revenue compound annual growth rate from continuing operations and the non-GAAP thirteen-year adjusted operating income from continuing operations compound annual growth rate from 1997 to 2010.

We believe our strategy has produced a relatively high level of earnings per share growth with a relatively high level of consistency. We believe the regenerative medicine opportunity could have long-term growth potential.

Harvard is a registered trademark of Harvard University. The marks Harvard Apparatus and Harvard Bioscience are being used pursuant to a license agreement between Harvard University and Harvard Bioscience, Inc.

From Inside Front Cover of the Annual Report

	For the years ended December 31,
	1997	1998	1999	2000 (IPO)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Revenues	$11,464	$12,154	$26,178	$30,575	$38,088	$47,009	$52,024	$64,745	$67,431	$76,181	$83,407	$88,049	$85,772	$108,179

Revenue thirteen -year compound annual growth rate from 1997 to 2010: 18.8%

	For the years ended December 31,
Reconciliation of US GAAP to Non-GAAP Adjusted:	1997	1998	1999	2000 (IPO)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010

US GAAP operating income (loss)	$2,119	$2,412	$1,196	$(10,438)	$3,112	$5,425	$7,173	$8,384	$7,924	$8,690	$9,533	$8,479	$8,055	$10,218
Restructuring and severance related expenses	—	—	—	—	—	474	—	—	302	—	—	1,771	516	498
Inventory write-down due to restructuring	—	—	—	—	—	—	—	—	—	—	—	252	159	79
Stock compensation expense	—	—	3,284	14,676	2,656	1,269	519	69	—	1,934	2,335	2,003	2,514	2,756
In-process research and development expense	—	—	—	—	159	—	—	—	—	—	—	—	—	—
Amortization of intangible assets	—	27	368	604	956	595	891	1,582	1,664	1,697	1,824	1,966	1,844	2,364
Fair value adjustments to costs of product sales	—	—	—	—	—	—	336	258	—	50	61	—	—	90
Accounts receivable reserve adjustment related to acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	(237)

Non-GAAP adjusted operating income	$2,119	$2,439	$4,848	$4,842	$6,883	$7,763	$8,919	$10,293	$9,890	$12,371	$13,753	$14,471	$13,088	$15,768

Non-GAAP thirteen -year adjusted operating income from continuing operations compound annual growth rate from 1997 to 2010: 16.7%

See Exhibit 1 on the inside rear cover of this annual report for a reconciliation of US GAAP diluted earnings per common share from continuing operations to non-GAAP adjusted diluted earnings per common share from continuing operations.

EXHIBIT 1

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations (unaudited)

	For the years ended December 31,
	2006	2007	2008	2009	2010

US GAAP earnings per diluted share from continuing operations	$0.21	$0.24	$0.17	$0.24	$0.65
Restructuring and severance related expenses	—	—	0.06	0.02	0.02
Inventory write-down due to restructuring	—	—	0.01	0.01	—
Stock compensation expense	0.06	0.07	0.06	0.08	0.09
Amortization of intangible assets	0.05	0.06	0.06	0.06	0.08
Asset write-down	—	—	0.02	—	—
Direct acquisition cots	—	—	0.01	0.01	0.01
Gain from adjustment of acquisition contingencies	—	—	—	(0.09)	(0.01)
Income taxes (A)	(0.06)	(0.07)	(0.07)	(0.03)	(0.47)
Accounts receivable reserve adjustment related to acquisition	—	—	—	—	(0.01)

Non-GAAP adjusted earnings per diluted share from continuing operations	$0.26	$0.31	$0.32	$0.30	$0.36

(A)	Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances and reversal of a substantial portion of our valuation allowances in 2010.

Forward-Looking Statements

This Annual Report contains forward-looking statements, which can be identified by our use of “guidance,” “objectives,” “emerging,” “long-term,”“growth,” “potential,” “future,” “expects,” “plans,” “achieve,” “could,” “will,” “lead,” “opportunity,” “estimate,” “continue,” “strategy,” “intend,” “believe,” “see” and similar expressions. Such statements include, but are not limited to, statements or inferences about our beliefs, plans or objectives, our anticipated future revenues and earnings, the strength of our market position and business model, the outlook for the life sciences industry and the field of regenerative medicine, our ability to execute our business strategy, our positioning for growth and the market demand and opportunity for our products.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual performance to be materially different from any future performance expressed or implied by the forward-looking statements. Such factors include our failure to consummate acquisitions, expand our product offerings or introduce new products, including in the field of regenerative medicine, the current and anticipated size of the regenerative medicine market, our ability to manage our growth, and factors described under “Item 1A. Risk Factors” in our 2010 Form 10-K or in our other public filings.